Exhibit 10.3

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

MANAGEMENT EMPLOYMENT AGREEMENT

The following is hereby entered into between Ray Giannelli (thereafter known as “Giannelli”) and Cybex International, Inc (together with its subsidiary corporations hereinafter known as the “Company”) and having its principal offices at 10 Trotter Drive, Medway, MA 02053.

1.	DUTIES AND RESPONSIBILITIES

Giannelli agrees to hold the position of Senior Vice President of Research and Development and shall be directly responsible to the President and Chief Executive Officer.

2.	BEST EFFORTS

Giannelli agrees to devote best efforts to his employment with the Company on a full-time basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Giannelli will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

4.	COMPENSATION

a.	Salary shall be payable in equal installments as per the Company’s payroll policy. Salary shall be considered on an annual basis and may be adjusted based on individual and Company performance. See attached Schedule A for current compensation.

b.	Giannelli will be eligible to participate in the Company’s Incentive Bonus Plan as set forth in the terms and conditions of such Plan.

c.	The Company will issue Giannelli, as soon as practicable after the date he executes this Agreement, options representing 100,000 shares of the Company’s common stock. Such options shall fully vest upon receipt by Giannelli and shall have a strike price equal to the average of the closing price of the Company’s common stock for the five (5) prior trading days (the “Strike Price”) to date that is the execution date of this Agreement. The options described above (the “Options”) shall be granted not by this Agreement but pursuant to a separate Option Agreement between the Company and Giannelli to be executed simultaneous to the execution of this Agreement (the “Options Agreement”).

d.	Benefits shall be the standard benefits of the Company as they shall exist from time to time.

5.	NON-DISCLOSURE

Giannelli acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures and trade secrets. Upon termination of employment for any reason, Giannelli agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Giannelli further agrees, whether during employment with the Company or any time after the termination thereof, regardless of the reason for such termination, he will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than Giannelli.

6.	NON-COMPETITION

During employment with the Company and for twelve (12) months following the termination thereof for any reason other than termination by the Company without cause:

A.	Giannelli agrees he will not directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise or for the account of any other person, corporation, or entity:

a.	Solicit customers who, during the period of employment, were customers of the Company or were actively solicited as customers of the Company; or

b.	Offer employment to any employee of the Company in any capacity whatsoever, or attempt to induce or cooperate with any other firm in an attempt to induce an employee of the Company to leave the employ of he Company; or

c.	Attempt or cooperate with any other firm in an attempt to induce any independent contractor of the Company to cease providing services to the Company.

B.	Giannelli further agrees he will not directly or indirectly on behalf of any of the entities listed on Schedule D engage, within any geographic area in which the Company is then conducting its business, in any business segment in which he has actively participated as an employee of the Company.

7.	INVENTIONS

A.	It is the intent of the parties that any discovery, improvement, or invention conceived, made, or reduced to practice by Giannelli during the term of employment which (x) relates to or arises out of the business of the Company, (y) relates to or arises out of projects assigned to Giannelli by Company or (z) is developed during Company time or with Company assets, is to be the sole property of Company. Accordingly, except as specifically provided in Section 7(B) below, Giannelli agrees:

(i)	To promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) by Giannelli during the term of employment; and

(ii)	To grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents, needed to implement the provisions of this paragraph without additional consideration and otherwise to assist the Company in connection therewith; and

(iii)	That all works of authorship subject to statutory copyright protection developed, jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. To the extent any such work of authorship is not deemed to be a work made for hire, Giannelli agrees to and does hereby assign to the Company all right, title and interest, including copyright, in and to such work.

B.	With regard to the discoveries and concepts described on Schedule B attached hereto (“Schedule B Discoveries”), if at the termination or end of Giannelli’s employment with the Company (for whatever reason), the Company has not taken reasonable steps to develop and commercialize the Schedule B Discoveries or has not given Giannelli notice that it intends to do so within the next twelve (12) months, then Giannelli shall be granted a non-exclusive, perpetual, non-transferable, non-sublicenseable, worldwide, royalty-free license to make, use and sell the Schedule B Discoveries.

8.	NO CURRENT CONFLICT

Giannelli hereby assures the Company that he is not currently restricted by any existing employment, non-compete agreement or similar agreement that would conflict with the terms of this Agreement.

9.	TERMINATION AND TERMINATION BENEFITS

Giannelli’s employment hereunder is “at will”, which means that either the Company or Giannelli may terminate such employment at any time, with or without cause or good reason.

a.	The Company may terminate other than for “cause” at any time upon written notice to Giannelli.

b.	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause, provided, that in the case of clause (l) or (4) below, the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 60 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

(l)	Giannelli’s willful failure to perform or gross negligence in the performance of his duties and responsibilities to the Company.

(2)	Any misconduct by Giannelli, which constitutes fraud, embezzlement or material dishonesty with respect to the Company.

(3)	Indictment or conviction of a felony or misdemeanor, provided in the case of a misdemeanor the crime involve any federal, state, or local law (i) applicable to the business of the Company or (ii) involving moral turpitude.

(4)	Any material breach of this Agreement.

c.	Giannelli may terminate employment at any time, with or without good reason, upon 30 days written notice to the Company. Upon receipt of such notice, the Company may, without penalty, designate an earlier termination date.

d.	If Giannelli resigns, the Company shall have no further obligation to Giannelli other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided, including royalty payments. In addition, Giannelli will have six (6) months from the date of his termination to exercise the Options described here as after such six month period the Options shall be void.

e.	If Giannelli is terminated by the Company for cause, the Company shall have no further obligation to Giannelli other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided, including royalty payments. In addition, Giannelli will have six (6) months from the date of his termination to exercise the Options described here as after such six month period the Options shall be void

f.	If Giannelli is terminated by the Company other than for cause at any time within two (2) years from the date of this Agreement, Giannelli will have the option to either (i) accept twelve (12) months severance as set forth herein or (ii) elect to receive the Compensation Amount (as hereinafter defined) as calculated from the date of this Agreement to the date of termination as well as the royalty payments as set forth in the Former Arrangement (as hereinafter defined). If Giannelli is terminated by the Company other than for cause after two (2) years from the date of this Agreement, Giannelli shall receive twelve (12) months severance as defined herein.

In addition, if Giannelli is terminated other than for cause at any time within two (2) years from the date of this Agreement, Giannelli will have eighteen (18) months from the date of his termination to exercise the Options. After such eighteen month period, the Options shall be void, provided, however, that if Giannelli is terminated other than for cause at a time which is more than two (2) years from the date of this Agreement, then Giannelli shall only have six (6) months from the date of such termination to exercise the Options.

g.	In the event Giannelli chooses to receive severance as outlined in Paragraph 9(f) above, or if Giannelli is terminated other than for cause two years after the date of this Agreement, then Giannelli shall receive severance as follows:

Subsequent to the date of his termination, Giannelli will receive his full pay for a period equal to 52 weeks pay at the annual rate stated in this Agreement or the then current salary, whichever is higher, less all standard payroll deductions. Giannelli will be eligible to receive such payments until such time as he obtains other employment with comparable or better compensation. In the event Giannelli obtains other employment which does not have comparable or better compensation the severance payable shall be reduced by the compensation paid to him in such new employment.

h.	Regardless of the reason for termination, Giannelli shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan, which is qualified pursuant to ERISA and in which Giannelli participates.

10.	REFORMATION AND AMENDMENT

A. Except as described in Section 10 (B) of this Agreement, this Agreement may not be altered or amended in any way except by a written amendment signed by both Giannelli and the Company.

B. Giannelli shall have the option, at any time from the date hereof until April 30, 2006, to elect to have this Agreement reformed to reflect the compensation arrangement in effect as of April 30, 2004 as described in Schedule C hereto (the “Former Arrangement”). Should Giannelli elect to so reform this Agreement, he must give notice to the Company in writing of his intent to do so prior to April 30, 2006. Once Giannelli gives such notice, the Company shall as soon as possible calculate the amount that Giannelli would have earned under the Former Arrangement and reduce that amount by what Giannelli has been paid under this Agreement (the balance remaining after such calculations to be known as the “Compensation Amount”). As part of any such election, Giannelli must agree to surrender all interest in the Options to the Company. To the extent such Options have already been exercised, the compensation received by Giannelli (either from the execution of such options or payment by the Company as described below in 10C) will be deducted from the Compensation Amount. If, after the above stated deductions have been taken the Compensation Amount is a negative number, the Company will give Giannelli to option to void his selection, if, however, Giannelli decides not to void such selection, then the Company shall deduct the negative Compensation Amount from future royalties due to Giannelli.

Upon completion of these calculations, the Company shall immediately inform Giannelli in writing of the Compensation Amount. If Giannelli agrees with the result, he agrees to countersign the notice given to him by the Company and to provide such countersigned notice to the Company. Once the Company has such countersigned notice, the Company shall make payment within thirty (30) days to Giannelli of the Compensation Amount and shall continue to compensate Giannelli under the terms of the Former Arrangement. If, however, Giannelli disputes the way in which the Compensation Amount was calculated, he must give the Company written notice of such dispute within fifteen (15) days of receiving the aforementioned notice from the Company of the Compensation Amount, the Company and Giannelli agree to negotiate in good faith to determine if a revision is necessary to the Compensation Amount.

C. Until Giannelli elects to exercise the Options, Giannelli and the Company agree that the Options shall remain in the possession of the Company. Once Giannelli elects to exercise the Options, he shall give written notice to the Company of his intention to do so, and the procedures set forth in the Options Agreement shall be followed. In addition to such procedures, in the event of an exercise by Giannelli of the Options, the Company agrees to pay Giannelli a bonus consisting of the difference between the Strike Price and $1.22 multiplied by the number of options exercised. Additionally, if Giannelli is forced to pay additional tax on the above bonus as compared to the tax Giannelli would have paid if he exercised the Options at a strike price of $1.22, the Company agrees to reimburse Giannelli for such additional amount.

11.	MISCELLANEOUS

a.	This Agreement and any disputes arising here from shall be governed by the law of the Commonwealth of Massachusetts.

b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c.	This Agreement supercedes all prior agreements, arrangements and understanding, written or oral, relating to the subject matter and all such agreements, arrangements and understandings are hereby rendered of no further force and effect.

d.	It is expressly agreed that this Agreement shall survive any change in control of the Company in which the Company is the surviving corporation or in the event the Company is not the surviving corporation or the change in control is affected through the sale of assets, then the terms of this Agreement shall be disclosed to any purchaser.

e.	The failure of either party at any time to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of this 30th day of September, 2004.

By:	/s/ Raymond Giannelli
Raymond Giannelli

Date:

CYBEX INTERNATIONAL, INC.:

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title	Chairman and Chief Executive Officer

Date:

Schedule A

Name:	Ray Giannelli

Title:	Senior Vice President of Engineering and Development

Responsible to:	John Aglialoro, Chief Executive Officer

Annual Salary:	$225,000

Bonus:	Giannelli will participate in the Company’s Incentive Bonus Plan.

Effective Date:	July 1, 2004

Schedule B

The following are potential discoveries and exist only in concept as of the date of this agreement:

[Redacted]

Schedule C

In the event that Giannelli were to exercise his option as outlined in Section 10(B) and remain employed with the Company, his annual salary would be reduced to one hundred and twenty thousand dollars ($120,000), paid at a weekly rate of $2,307.70. Other than the voiding of the Options, there would be no change in benefits, and royalties would be calculated as follows, provided, however that regardless of the outcome of this calculation, royalties will be capped at $330,000 per annum:

With regard to royalties, Giannelli shall be entitled to one-percent (1%) of the annual product sales on the following products: (1) Eagle Chest Press (11000/11008); (2) Eagle Overhead Press (11010/11018); (3) Eagle Incline Pull (11020/11028); (4) Eagle Row (11030/11038); (5) Eagle Abdominal (11090/11098); (6) Eagle Lat Pulldown (11030/11038); (7) Eagle Incline Press (11050/11058); and (8) Eagle Rotary Torso (11090/11098).

Giannelli will only be entitled to four-fifths of one percent (0.8%) of the annual product sales on the following products: (1) Eagle Leg Press (11040/11048); (2) Eagle Arm Extension (11080/11088); (3) Eagle Fly Rear Delt (11110/11111/11118); (4) Eagle Lateral Raise (11160/11168); (5) Eagle Glute (11170/11178); (6) Eagle Hip Ab/Ad (11180/11181/11188); (7) the ArcTrainer (600A); and (8) the Full Body Arc (610A).

This royalty would be for the life of the product and would be paid out on a quarterly basis or as agreed between the Company and Giannelli.

In the event Giannelli exercises his option to receive the Compensation Amount and the royalty payments in lieu of severance, as described in Section 9(f) of this Agreement, the Compensation Amount would be based on the figures as outlined above and the royalty would be determined in the same manner as outlined above.

Schedule D

[Redacted]

With regard to each of the above named entities, such listing includes the subsidiaries and affiliates of such entity.